Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Form 10-KSB of Stratum Holdings, Inc. (formerly Tradestar Services, Inc.) of our report dated February 24, 2006 on the consolidated financial statements of Tradestar Services, Inc. of December 31, 2005 and for the year then ended.

/s/ GORDON, HUGHES & BANKS, LLP
GORDON, HUGHES & BANKS, LLP
Greenwood Village, Colorado
March 22, 2007